Exhibit 10.12

                           EGTRRA GOOD FAITH AMENDMENT
                                     TO THE
              PRESIDENTIAL REALTY CORPORATION DEFINED BENEFIT PLAN

      WHEREAS, Presidential Realty Corporation (the "Employer") heretofore established a defined benefit pension plan known as the Presidential Realty Corporation Defined Benefit Plan (the "Plan") in recognition of the contribution made to its successful operation by its employees and for the exclusive benefit of its eligible employees; and

      WHEREAS, the Employer desires to amend the Plan to incorporate certain of the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"); and

      WHEREAS, under the terms of the Plan, the Employer has the ability to amend the Plan;

      NOW, THEREFORE, effective as of the first day of the Plan Year commencing after December 31, 2001, except as otherwise herein provided, the Employer, in accordance with the provisions of the Plan pertaining to amendments thereof, hereby amends the Plan to provide as follows:

Section 1: Preamble

1.1 This Amendment of the Plan is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"), the model amendment of Revenue Ruling 2001-62 and other relevant federal law. This Amendment is intended as good faith compliance with the requirements of EGTRRA and the model amendment provisions of Revenue Ruling 2001-62 and is to be construed in accordance with EGTRRA, the model amendment of Revenue Ruling 2001-62 and guidance issued thereunder. Except as otherwise provided, this Amendment shall be effective as of the first day of the first Plan Year beginning after December 31, 2001.

1.2 This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment. The Articles in this amendment are numbered independently of the Plan document, except where a reference to the Plan is clearly indicated. Terms referenced in this Amendment may also be defined independently of the Plan document.

Section 2: Limitations on Benefits

2.1 This Section 2 shall be effective for "limitation years" ending after December 31, 2001.

2.2 Benefit increases resulting from the increase in the limitations of Code
Section 415(b) will be provided to all current Participants who are actively employed (with benefits limited by Code Section 415(b)) who have an Accrued Benefit under the Plan immediately prior to the effective date of this Section (other than an Accrued Benefit resulting from a benefit increase solely as a result of the increases in limitations under Code Section 415(b)).

2.3 Definitions.

            (a) Defined benefit dollar limitation. The defined benefit dollar limitation is $160,000, as adjusted, effective January 1 of each year, under Code Section 415(d) in such manner as the Secretary shall prescribe, and payable in the form of a straight life annuity. A limitation as adjusted under Code Section 415(d) will apply to "limitation years" ending with or within the calendar year for which the adjustment applies.

            (b) Maximum permissible benefit. The maximum permissible benefit is the lesser of the defined benefit dollar limitation or the defined benefit compensation limitation (both adjusted where required, as provided in paragraph (1) and, if applicable, in paragraphs (2) or (3) of this Amendment subsection 2.3.

            (1) If the Participant has fewer than 10 years of participation in the Plan, the defined benefit dollar limitation shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof) of participation in the Plan and (ii) the denominator of which is 10. In the case of a Participant who has fewer than 10 years of service with the employer, the defined benefit compensation limitation shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof) of service with the employer and (ii) the denominator of which is 10.

            (2) If the benefit of a Participant begins prior to age 62, the defined benefit dollar limitation applicable to the Participant at such earlier age is an annual benefit payable in the form of a straight life annuity beginning at the earlier age that is the actuarial equivalent of the defined benefit dollar limitation applicable to the Participant at age 62 (adjusted under (1) above, if required). The defined benefit dollar limitation applicable at an age prior to age 62 is determined as the lesser of (i) the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using the interest rate and mortality table (or other tabular factor) specified in the Plan and (ii) the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using a 5 percent interest rate and the applicable mortality table as defined in the Plan. Any decrease in the defined benefit dollar limitation determined in accordance with this paragraph (2) shall not reflect a mortality decrement if benefits are not forfeited upon the death of the Participant. If any benefits are forfeited upon death, the full mortality decrement is taken into account.

            (3) If the benefit of a Participant begins after the Participant attains age 65, the defined benefit dollar limitation applicable to the Participant at the later age is the annual benefit payable in the form of a straight life annuity beginning at the later age that is actuarially equivalent to the defined benefit dollar limitation applicable to the Participant at age 65 (adjusted under (1) above, if required). The actuarial equivalent of the defined benefit dollar limitation applicable at an age after age 65 is determined as (i) the lesser of the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using the interest rate and mortality table (or other tabular factor) specified in the Plan and
            (ii) the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using a 5 percent interest rate assumption and the applicable mortality table as defined in the Plan. For these purposes, mortality between age 65 and the age at which benefits commence shall be ignored.

Section 3:  Increase in Compensation Limits

3.1 The annual Compensation of each Participant taken into account in determining benefit accruals in any Plan Year beginning after December 31, 2001, shall not exceed $200,000. Annual Compensation means Compensation during the Plan Year or such other consecutive 12-month period over which Compensation is otherwise determined under the Plan (the determination period). For purposes of determining benefit accruals in a Plan Year beginning after December 31, 2001, Compensation for any prior determination period shall be limited to the applicable dollar limitation then in effect for such determination period pursuant to the provisions of Code Section 401(a)(17)(A).

3.2 Cost-of-living adjustment. The $200,000 limit on annual Compensation described in Section 3.1 hereof shall be adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B). The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the determination period that begins with or within such calendar year.

Section 4:  Modification of Top Heavy Rules

4.1 This Section 4 shall apply for purposes of determining whether the Plan is a Top Heavy plan under Code Section 416(g) for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Code Section 416(c) for such years.

4.2 Determination of top-heavy status.

            (a) Key Employee. Key Employee means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the determination date was an officer of the Employer having annual Compensation greater than $130,000 (as adjusted under Code Section 416(i)(1) for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employer, or a 1-percent owner of the Employer having annual Compensation of more than $150,000. For this purpose, annual Compensation means compensation within the meaning of Code Section 415(c)(3). The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

            (b) Determination of present values and amounts. This Amendment subsection (b) shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of Employees as of the determination date.

            (1) Distributions during year ending on the determination date. The present values of accrued benefits and the amounts of account balances of an Employee as of the determination date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Code
            Section 416(g)(2) during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code
            Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting "5-year period" for "1-year period."

            (2) Employees not performing services during year ending on the determination date. The accrued benefits and accounts of any individual who has not performed services for the Employer during the 1-year period ending on the determination date shall not be taken into account.

4.3 For purposes of satisfying the minimum benefit requirements of Code Section 416(c)(1) and the Plan, in determining years of service with the Employer, any service with the Employer shall be disregarded to the extent that such service occurs during a Plan Year when the Plan benefits (within the meaning of Code
Section 410(b)) no Key Employee or former Key Employee.

Section 5: Direct Rollover of Lump Sum Plan Distributions

5.1 This Amendment Section 5 shall apply to distributions made after December 31, 2001.

5.2 For purposes of the Plan's direct rollover provisions, an eligible rollover distribution shall also include Participant after-tax contributions, if any, and an eligible retirement plan shall also mean an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Code
Section 414(p).

Section 6: Applicable Mortality Table

6.1 This Amendment Section 6 shall apply to distributions with Annuity Starting Dates on or after December 31, 2002.

6.2 Notwithstanding any other Plan provisions to the contrary, the Applicable Mortality Table used for purposes of adjusting any benefit or limitation under Code Section 415(b)(2)(B), (C), or (D) and the Applicable Mortality Table used for purposes of satisfying the requirements of Code Section 417(e) is the table prescribed in Rev. Rul. 2001-62.

6.3 For any distribution with an Annuity Starting Date on or after the effective date of this Section and before the adoption date of this Section, if application of the amendment as of the Annuity Starting Date would have caused a reduction in the amount of any distribution, such reduction is not reflected in any payments made before the adoption date of this Section. However, the amount of any such reduction that is required under Code Section 415(b)(2)(B) must be reflected actuarially over any remaining payments to the Participant.

      IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed by a duly authorized person this 30th day of December 30, 2002.


                                         PRESIDENTIAL REALTY CORPORATION


                                         By: /s/ Jeffrey F. Joseph
                                             Title: President